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                                                                    EXHIBIT 8.01

[VORYS, SATER, SEYMOUR AND PEASE LLP LETTERHEAD]

                                                     Writer's Direct Dial Number

                                                   (614) 464-5650

                                 April 29, 1999

PeopleServe, Inc.
5555 Parkcenter Circle
Suite 200
Dublin, Ohio 43017
Attention: Vincent D. Pettinelli

Ladies and Gentlemen:

       Pursuant to Section 9.4 of the Agreement and Plan of Merger dated April 2, 1999 (the "Agreement"), by and among PeopleServe, Inc., a Delaware corporation ("Company"), Res-Care, Inc., a Kentucky corporation ("Res-Care"), and Res-Care Sub, Inc., incorporated under Delaware law as a wholly owned subsidiary of Res-Care ("Res-Care Sub") solely for the purpose of carrying out the merger of Res-Care Sub with and into Company (the "Merger") in accordance with the Agreement, we hereby render our opinion as to certain of the federal income tax consequences of the Merger.

       In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Agreement, (ii) the PeopleServe, Inc. Officer's Certificate dated as of the date hereof, (iii) the Res-Care, Inc. Officer's Certificate dated as of the date hereof, (iv) the Registration Statement of Res-Care on Form S-4 and the proxy statement/prospectus of Res-Care and Company included therein (the "Registration Statement"), (v) the Shareholders Agreement (as defined in the Agreement), and
(vi) the Registration Rights Agreement (as defined in the Agreement).

       In connection with our review of the Agreement, the officers' certificates identified above (collectively, the "Officers' Certificates"), and the other documents identified above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed,


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without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. Finally, we assume that the statements and representations made in the Officers' Certificates will be complete and accurate as of the Effective Time (as defined in the Agreement) and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification.

                            DESCRIPTION OF THE MERGER

       The Agreement provides that the Merger will constitute a merger, under the laws of the State of Delaware, of Res-Care Sub with and into Company. Immediately after the Effective Time, Company will be the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of Res-Care Sub will cease.

       As of December 31, 1998, the authorized capital stock of Res-Care consisted of (i) 40,000,000 shares of common stock, no par value ("Res-Care Shares"), of which 18,911,726 shares were issued and outstanding; 6,665,999 shares were reserved for issuance at that date upon conversion of approximately $131 million of outstanding convertible notes; and 2,981,127 shares were reserved for issuance upon exercise of outstanding employee stock options; and
(ii) 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding.

       As of December 31, 1998, the authorized capital stock of Company consisted of (i) 15,000,000 shares of common stock, par value $.01 per share ("Common Shares"), of which 5,615,231 shares were issued and outstanding; and
(ii) 5,000,000 shares of preferred stock, par value $.01 per share, 1,000,000 of which have been designated Series A Redeemable Preferred Stock ("Redeemable Shares"), all of which shares were issued and outstanding, and 3,684,364 of which have been designated Series B Convertible Preferred Stock ("Convertible Shares"), all of which shares were issued and outstanding. Company has issued and outstanding warrants to purchase 552,654 Common Shares ("Company Warrants"). Company also has issued and outstanding options to purchase 1,168,568 Common Shares (the "Company Options") pursuant to the Company Stock Option Plan.

       Pursuant to the Shareholders Agreement, the holders of Convertible Shares shall have elected in writing to amend the terms of the Convertible Shares, in accordance with Company's Governing Documents (as defined in the Agreement) and the General Corporation


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Law of the State of Delaware (the "DGCL"), to enable the holders of the
Convertible Shares to receive Res-Care Shares in the Merger and to receive all accrued and unpaid dividends on such Convertible Shares through the date of such conversion in Res-Care Shares.

       Also pursuant to the Shareholders Agreement, the holders of Redeemable Shares shall have elected in writing to amend the terms of the Redeemable Shares, in accordance with Company's Governing Documents and the DGCL, to enable the holders of the Redeemable Shares to receive Res-Care Shares in the Merger.

       Prior to the Effective Time, all holders of Company Warrants shall have exercised such warrants and purchased Common Shares. At the Effective Time, each Company Option, whether vested or unvested, shall be exchanged for Res-Care Shares as provided by the Agreement and the Company stock option plan.

       By virtue of the Merger, all of the Common Shares, Convertible Shares and Redeemable Shares (collectively, the "Exchanged Securities") outstanding immediately before the Effective Time shall cease to exist, and each exchanged certificate formerly representing any of such Exchanged Securities shall thereafter represent only the right to be exchanged for Res-Care Shares, subject to statutory appraisal rights and the payment of cash for fractional share interests, with the number of Res-Care Shares issued to the shareholders for each class of Exchanged Securities to be determined as provided by the Agreement. Each Res-Care Sub common share issued and outstanding as of the Effective Time shall be converted into one validly issued, fully paid and nonassessable common share of the Surviving Corporation as of the Effective Time.

       Any Exchanged Securities with respect to which the holder has demanded and perfected the right for appraisal in accordance with the provisions of the DGCL (and as of the Effective Time has not withdrawn or lost such right to such appraisal) shall not be exchanged, or represent a right to receive Res-Care Shares. The holder shall be entitled to only such rights as are granted by the DGCL. Furthermore, Res-Care and Res-Care Sub have the right to terminate the Agreement if, in their sole discretion, they determine that shareholders holding in excess of three and one-half percent (3.5%) of the Exchanged Securities have demanded appraisal rights. We assume for purposes of our opinion that dissenting Company shareholders will not hold more than three and one-half percent (3.5%) of the Exchanged Securities.

       Fractional Res-Care Shares will not be issued by Res-Care in the Merger. In lieu thereof, each holder of Exchanged Securities entitled to receive a fractional Res-Care Share shall receive cash in an amount equal to such fractional proportion of the Closing Price (as defined in the Agreement).


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                                 REPRESENTATIONS

       In connection with the Merger, the Officers' Certificates set forth the following representations:

       1.     The Merger is being effected for bona fide business reasons.

       2.     The Merger will qualify as a statutory merger under the DGCL.

       3. Res-Care does not own, nor has it owned during the past five years, any shares of stock of Company.

       4. Prior to the Merger, Res-Care will be in control of Res-Care Sub within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

       5. The fair market value of the Res-Care Shares to be received by each shareholder of Company will be approximately equal to the fair market value of the Exchanged Securities exchanged therefor.

       6. In the Merger, shares of Company stock representing control of Company, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Res-Care.

       7. There is no intercorporate indebtedness existing between Res-Care and Company or between Res-Care Sub and Company that was issued, acquired, or will be settled, at a discount.

       8. Neither Res-Care nor Company is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

       9. Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

       10. To the best knowledge of Company, the shareholders of Company have no plan or intention to sell, exchange, or otherwise dispose of a number of Res-Care Shares received in the transaction to Res-Care or a person related to Res-Care that would reduce the Company shareholders' ownership of Res-Care to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all formerly outstanding stock of Company as of the same date. For purposes of this representation, any Exchanged Securities surrendered by dissenters or exchanged for cash in lieu of fractional Res-Care Shares will be treated as outstanding on the date of the transaction. Furthermore, any redemptions or extraordinary distributions by Company, prior to and in connection with the Merger, will be


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considered in making this representation. Finally, any acquisitions of Exchanged
Securities by a person related to Company, prior to and in connection with the Merger, with consideration other than stock of either Company or Res-Care, will be considered in making this representation.

       11. Company has no plan or intention to issue additional shares of its stock that would result in Res-Care losing control of Company within the meaning of Section 368(c) of the Code.

       12. To the knowledge of the officer of Res-Care, neither Res-Care nor a related person has any plan or intention to reacquire any Res-Care Shares issued in the Merger.

       13. Res-Care has no plan or intention to liquidate Company; to merge Company with or into another corporation; to sell or otherwise dispose of the stock of Company except for transfers of stock described in Section 1.368-2(k)(2) of the Treasury Regulations (the "Regulations"); or to cause Company to sell or otherwise dispose of any of its assets or any of the assets acquired from Res-Care Sub, except for dispositions made in the ordinary course of business or transfers of assets described in Section 1.368-2(k)(2) of the Regulations.

       14. Res-Care, Res-Care Sub, and the shareholders of Company will pay their respective expenses, if any, incurred in connection with the Merger. Company will pay its expenses incurred in connection with the transaction except for those paid or assumed by Res-Care. To the extent that Res-Care pays or assumes expenses of Company, Res-Care will pay or assume only those expenses of Company that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

       15. On the date of the Merger, the fair market value of the assets of Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

       16. On the date of the Merger, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect Res-Care's acquisition or retention of control of Company, as defined in Section 368(c) of the Code.

       17. Res-Care Sub will have no liabilities assumed by Company, and will not transfer to Company any assets subject to liabilities, in the Merger.

       18. None of the compensation received by any shareholder-employee of Company will be separate consideration for, or allocable to, any of their Exchanged Securities; none of the Res-Care Shares received by any shareholder-employees in connection with the Merger will be separate consideration for, or allocable to, any employment agreement; and the


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compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

       19. The payment of cash in lieu of fractional Res-Care Shares is solely for the purpose of avoiding the expense and the inconvenience to Res-Care of issuing fractional shares and does not represent separately bargained for consideration. The total cash that will be paid in the Merger to the shareholders of Company instead of issuing fractional Res-Care Shares will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Company shareholders in exchange for their Exchanged Securities. The fractional share interests of each Company shareholder will be aggregated, and no shareholder will receive cash in an amount equal to or greater than the Closing Price.

       20. Following the Merger, Res-Care or a related person will continue the historic business of Company or use a significant portion of Company's historic assets in a business.

       21. Following the Merger, Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Res-Care Sub's net assets and at least 70 percent of the fair market value of Res-Care Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Company or Res-Care Sub to dissenters, amounts paid by Company or Res-Care Sub to shareholders who receive cash or other property, amounts used by Company or Res-Care Sub to pay reorganization expenses or other expenses incurred in connection with the Merger, amounts used by Company to make payments to employees for severance and termination of employment contracts, and all redemptions and distributions (except for regular, normal dividends) made by Company will be included as assets of Company or Res-Care Sub, respectively, immediately prior to the Merger.

                                   DISCUSSION

       Section 368(a)(1)(A) of the Code defines a tax-free reorganization to include a statutory merger. Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying under paragraph (1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to as the "controlling corporation"), which before the Merger was in control of the merged corporation, is used in the transaction, if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and substantially all of the properties of the merged corporation; and (ii) in the transaction, former shareholders of the surviving corporation exchange, solely for voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation. For this purpose, (a) "substantially all" means at least ninety percent (90%) of the fair market value of the net assets


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and at least seventy percent (70%) of the fair market value of the gross assets of the surviving corporation and of the merged corporation; and (b) "controlling" or "control" means the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each class of non-voting stock of the corporation.

       Pursuant to the representations in the Officers' Certificates, the Merger will be a statutory merger under the laws of the State of Delaware; Res-Care will be in control of Res-Care Sub prior to the Merger; Company will hold substantially all of its properties and substantially all of the properties of Res-Care Sub after the Merger; and Company shareholders will exchange an amount of Exchanged Securities constituting control of Company solely for Res-Care Shares.

       The federal income tax treatment of the exchange of Redeemable Shares for Res-Care Shares is unclear. This exchange either will be treated (i) identically to the exchange of Convertible Shares for Res-Care Shares or (ii) as if Company redeemed the Redeemable Shares and the former holders of Redeemable Shares then used the proceeds to purchase Res-Care Shares. Although we express no view as to the correct interpretation of such exchange, it is clear that such exchange will not preclude the Merger from qualifying as a reorganization.

       The exchange of Redeemable Shares for Res-Care Shares will not preclude Res-Care from acquiring "control" of Company solely for Res-Care Shares. If, as in clause (i) of the immediately preceding paragraph, such exchange is treated identically to the exchange of Convertible Shares for Res-Care Shares, Res-Care will be viewed as acquiring the Redeemable Shares in exchange for Res-Care Shares. On the other hand, if, as in clause (ii) of the immediately preceding paragraph, a constructive redemption is deemed to take place, the redeeming party will be Company and not Res-Care. Pursuant to Section 1.368-2(j)(3)(i) of the Regulations, stock in the target corporation that is surrendered in the transaction in exchange for consideration furnished by the target corporation is considered not to be outstanding immediately before the transaction.

       In addition, the exchange of Redeemable Shares for Res-Care Shares will not preclude Company from meeting the "substantially all" test. Under the interpretation of the exchange as a constructive redemption, we have been advised by Company, and thus have assumed, that the cash deemed to be paid by Company to the holders of Redeemable Shares would represent approximately four and one-half percent (4.5%) to six and seven-tenths percent (6.7%) (depending upon the Closing Price) of the aggregate fair market value of the consideration being transferred to Company shareholders in the Merger. Moreover, the aggregate amount of cash needed to pay Company shareholders for appraisal rights or in lieu of fractional shares will not exceed three and one-half percent (3.5%) and one percent (1%), respectively, of the aggregate fair market value of such consideration. See Smith v. Commissioner, 34 B.T.A. 702, 705 (1936) ("Whether the properties transferred constitute 'substantially all' is a matter to be


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determined from the facts and circumstances in each case rather than by the application of any particular percentage"). Accord James Armour, Inc. v. Commissioner, 43 T.C. 295, 308 (1964); Moffatt v. Commissioner, 42 T.C. 558, 578
(1964), aff'd, 363 F.2d 262 (9th Cir. 1966); National Bank of Commerce v. United States, 158 F. Supp. 887, 895 (E.D. Va. 1958); Commissioner v. First Nat'l Bank, 104 F.2d 865, 870 (3d Cir. 1939), cert. dismissed, 309 U.S. 691 (1940); Rev.
Rul. 57-518, 1957-2 C.B. 253.

       Section 368(b) of the Code defines "a party to the reorganization" to include both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. Section 368(b) also includes the controlling corporation as "a party to the reorganization" for purposes of Section 368(a)(2)(E). Accordingly, Company, Res-Care, and Res-Care Sub each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

       Certain non-statutory requirements have been imposed by the courts and by the Treasury Department in determining whether reorganizations are in compliance with Section 368 of the Code. These include requirements that there be a business purpose for the reorganization, that there be a continuity of the business enterprise of the target corporation, and that the shareholders of the target corporation emerge with some continuing proprietary interest in the entity resulting from the reorganization.

       Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the Officers' Certificates, the Merger is being effected for bona fide business reasons. Accordingly, the Merger satisfies the business purpose requirement as set forth in the Regulations.

       Section 1.368-1(b) of the Regulations provides that a continuity of business enterprise is a prerequisite to a reorganization. Section 1.368-1(d) of the Regulations provides that continuity of business enterprise requires that the issuing corporation or a related person either continue the target corporation's historic business or use a significant portion of the target corporation's historic assets in a business. Res-Care's representations confirm that Res-Care or a related person will continue the historic business of Company or use a significant portion of Company's historic assets in a business after the Merger. Accordingly, the continuity of business enterprise requirement is met with regard to the Merger.

       The Treasury Department has issued final and temporary regulations providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. In


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determining whether a substantial part of the value of the proprietary interest is preserved, the following transactions, in connection with the reorganization, are considered:

              (i) Under Section 1.368-1 of the Regulations, any acquisition by the issuing corporation of target corporation stock for consideration other than stock, or, in connection with the reorganization, the redemption of issuing corporation stock received by the shareholders of the target corporation (or the purchase of such issuing corporation stock by a person related to the issuing corporation), will be considered in determining whether a substantial proprietary interest is preserved;

              (ii) Under Section 1.368-1T of the Regulations, the acquisition by the target corporation, prior to and in connection with the plan of reorganization, of the stock of the target corporation with consideration other than stock of the target corporation or an extraordinary distribution made by the target corporation with respect to its stock, will be considered in determining whether a substantial proprietary interest is preserved; and

              (iii) Under Section 1.368-1T of the Regulations, the acquisition by a person related to the target corporation, prior to and in connection with the plan of reorganization, of the stock of the target corporation with consideration other than stock of the target corporation or stock of the issuing corporation, will be considered in determining whether a substantial proprietary interest is preserved.

Generally, two corporations are related persons either if the corporations are members of the same affiliated group (without regard to the exceptions in Section 1504(b) of the Code) or the purchase of stock of one corporation by another corporation would result in the purchase being treated as a redemption of stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Section 1.1502-80(b) of the Regulations). Sales by the shareholders of the target corporation of stock of the issuing corporation received in the transaction to unrelated persons occurring before or after a reorganization are disregarded.

       The Merger will satisfy the continuity of interest requirement. All Exchanged Securities outstanding immediately prior to the Merger will be exchanged solely for Res-Care Shares, except for cash paid to dissenters or in lieu of fractional shares. As indicated above, we have assumed that dissenting Company shareholders will not hold more than three and one-half percent (3.5%) of the Exchanged Securities. Res-Care and Company have represented that cash paid in lieu of fractional shares will not exceed, in the aggregate, one percent (1%) of the total consideration that will be issued in the Merger to the Company shareholders in exchange for their Exchanged Securities. To the knowledge of the officer of Res-Care who is signing the Res-Care officer's certificate, neither Res-Care nor a related person has any plan or intention, in connection with the plan of reorganization, to reacquire any Res-Care Shares issued in the Merger. Company has represented that, to its best knowledge, the shareholders of Company have no plan or


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intention to sell, exchange or otherwise dispose of Res-Care Shares to Res-Care or a related person. In addition, Company has represented that neither Company nor a related person has any plan or intention, prior to and in connection with the plan of reorganization, to redeem, acquire, or make an extraordinary distribution with respect to Company's stock for consideration other than stock of Company (or in the case of a related person, for consideration other than stock of Company or stock of Res-Care), that would cause a substantial part of the value of the proprietary interest in Company not to be preserved.

       Even though the Merger qualifies as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, Company shareholders receive Res-Care Shares tax free only to the extent provided by Section 354 of the Code. Because Company shareholders will be exchanging Common Shares and Convertible Shares for Res-Care Shares, both of which corporations are parties to the reorganization, no gain or loss will be recognized under Section 354(a) of the Code, provided, however, that a holder of Convertible Shares could recognize income to the extent that Res-Care Shares are considered to be received in exchange for consideration other than Convertible Shares, such as dividends accrued on such Convertible Shares.

       Under the Agreement, Company shareholders also will be exchanging Redeemable Shares for Res-Care Shares. As indicated above, these exchanges either will be treated (i) identically to the exchange of Convertible Shares for Res-Care Shares or (ii) as if Company redeemed the Redeemable Shares and the former holders of Redeemable Shares then used the proceeds to purchase Res-Care Shares. However, we express no view as to the correct interpretation of such exchange for federal income tax purposes.

       If a Company shareholder holding Common Shares or Convertible Shares dissents to the Merger and receives solely cash in exchange for such shareholder's Common Shares or Convertible Shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's Common Shares or Convertible Shares, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Common Shares or Convertible Shares so redeemed. This gain or loss will be capital gain or loss if the Common Shares or Convertible Shares were held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of Company's current or accumulated earnings and profits.

       Under the tests of Section 302 of the Code, the redemption of a dissenting Company shareholder's Common Shares or Convertible Shares generally will be treated as a dividend unless the redemption (i) results in a "complete termination" of such shareholder's direct


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or indirect stock interest in Res-Care under Section 302(b)(3) of the Code, (ii)
is "substantially disproportionate" with respect to such shareholder under
Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to such shareholder under Section 302(b)(1) of the Code.

       In order to determine whether there has been a complete termination, a substantially disproportionate redemption or a redemption not essentially equivalent to a dividend with respect to a dissenting Company shareholder, it is necessary to consider the Res-Care Shares owned by persons from whom ownership is attributed to such shareholder under the rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder is considered to own shares that are directly or indirectly owned by certain members of such shareholder's family or by certain trusts, partnerships or corporations in which such shareholder has an ownership or beneficial interest. Such shareholder is also considered to own any shares with respect to which he holds exercisable options. In certain cases, a dissenting Company shareholder may be deemed to own constructively the Res-Care Shares held by persons who do not exercise dissenters' rights.

       Notwithstanding the foregoing, if Company is legally obligated to pay a dividend that has accrued at the time of the redemption, the proceeds first will be applied to discharge the dividend and will be taxed accordingly.

       Payment of cash to a Company shareholder in lieu of a fractional Res-Care Share will be treated as if such fractional share were distributed as part of the exchange and then redeemed by Res-Care. The payment received by a Company shareholder will be treated as having been received as a distribution in full payment and exchange for the fractional share redeemed as provided in Section 302(a) of the Code, unless such distribution is essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code.

                                    OPINIONS

       Therefore, based on the description of the Merger in the Agreement, the representations set forth in the Officers' Certificates, the Shareholders Agreement, the Registration Rights Agreement, the foregoing legal authorities, and the assumptions stated above, our opinion of the federal income tax consequences of the Merger is as follows:

       1. The Merger of Res-Care Sub with and into Company will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Company, Res-Care Sub and Res-Care each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.


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       2.     No gain or loss will be recognized by Company upon the receipt of the assets of Res-Care Sub in exchange for Exchanged Securities.

       3. No gain or loss will be recognized by Res-Care Sub upon the transfer of its assets to Company in exchange for Exchanged Securities.

       4. No gain or loss will be recognized by Res-Care upon the receipt of Common Shares solely in exchange for Res-Care Sub common shares.

       5. No gain or loss will be recognized by shareholders of Company holding Common Shares or Convertible Shares upon the exchange of Common Shares or Convertible Shares solely for Res-Care Shares (including fractional share interests); provided, however, that a holder of Convertible Shares could recognize income to the extent that Res-Care Shares are considered to be received in exchange for consideration other than Convertible Shares, such as dividends accrued on such Convertible Shares.

       6. The basis of the Res-Care Shares (including fractional share interests) to be received by Company shareholders holding Common Shares or Convertible Shares will be the same as the basis of the Common Shares or Convertible Shares surrendered in exchange therefor.

       7. The holding period of the Res-Care Shares (including fractional share interests) to be received by Company shareholders holding Common Shares or Convertible Shares will include the holding period of the Common Shares or Convertible Shares surrendered in exchange therefor, provided that such Common Shares or Convertible Shares are held as a capital asset at the time of the exchange.

       8. Where a cash payment is received by a Company shareholder holding Common Shares or Convertible Shares in lieu of a fractional share interest of Res-Care, the cash payment will be treated as received by the Company shareholder as a distribution in full payment and exchange for the fractional share redeemed as provided in Section 302(a) of the Code, unless such distribution is essentially equivalent to a dividend within the meaning of
Section 302(b)(1) of the Code.

       9. Where cash is received by a dissenting Company shareholder holding Common Shares who perfects his dissenter's rights, the cash will be treated as having been received by the shareholder in redemption of his Common Shares, subject to the provisions and limitations of Section 302 of the Code. Where, after the receipt of such cash, such a dissenting Company shareholder is not deemed to own any Res-Care Shares under the constructive ownership rules of
Section 318(a) of the Code, the redemption will be a complete termination of such shareholder's interest in Company within the meaning of Section 302(b)(3) of the Code and will be treated as a distribution in full payment in exchange for the Common Shares.

PeopleServe, Inc.
April 29, 1999
Page 13


                                      * * *

       Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. In rendering our opinion as to the federal income consequences of exchanging Common Shares for Res-Care Shares, our opinion does not encompass those Common Shares issued in the Affiliate Transactions (as defined in the Agreement). Furthermore, our opinion does not address the federal income tax consequences of exchanging the Redeemable Shares for Res-Care Shares in the Merger or exchanging the Company Options for Res-Care Shares simultaneous with the Merger. Finally, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a Company shareholder in light of that shareholder's particular status or circumstances, including, without limitation, Company shareholders who are (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) dealers in securities, (vii) persons subject to the alternative minimum tax, (viii) persons whose shares of Company stock were acquired pursuant to the exercise of employee stock options or otherwise as compensation, (ix) persons who receive Res-Care Shares other than in exchange for Company stock or employee stock options, or (x) persons who hold shares of Company stock as part of a hedge, straddle or conversion transaction.

       We do not address other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

       Our opinion is based on the understanding that the relevant facts are, and will be on the Effective Time, as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Code, Regulations, case law, and rulings of the Internal Revenue Service (the "Service") as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Our opinion is not binding on the Service, and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described above. We undertake no responsibility to update or supplement this opinion.

       The opinion expressed herein is furnished specifically for you and your respective shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the captions "The Merger -- Material Federal Income Tax Considerations"

PeopleServe, Inc.
April 29, 1999
Page 14


and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Respectfully,

                                        /s/ Vorys, Sater, Seymour and Pease LLP